SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 2054

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2006

Date of Report (Date of earliest event reported)

JUPITER Global Holdings, Corp.

 (Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation)

000-27233	98-0204736
(Commission File Number)	(IRS Employer Identification No.)

62 West 8th Avenue, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7

(address of principal executive offices) (Zip Code)

(604) 682-6541

 (Registrants telephone number, including area code)

Item 4.01 Changes in Registrant's Certifying Accountant.

(a) On March 16, 2006, JUPITER Global Holdings Corp. (the "Company") elected not to renew its audit engagement with Morgan & Company as its independent registered public accounting firm. The decision was approved by the Board of Directors of the Company.

The report of Morgan & Company on the Company's financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion. However, the report was modified due to an uncertainty about the Company's ability to continue as a going concern. During the Company's fiscal year ended December 31, 2004 and any subsequent interim period preceding the termination, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

The Company requested that Morgan & Company furnish it with a letter addressed to the United States Securities and Exchange Commission ("Commission") stating whether or not it agrees with the Company's statements in this Item 4.01(a). A copy of the letter furnished by Morgan & Company in response to that request, dated March 16, 2006, is attached and filed as Exhibit 16.1 to this Form 8-K. Morgan & Company has confirmed in its letter that there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

(b) On March 16, 2006, Jaspers + Hall, PC was engaged as the Company's new independent certified accountants. During the two most recent fiscal years and the interim period preceding the engagement of Jaspers + Hall, PC, the Company has not consulted with Jaspers + Hall, PC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
16.1	Letter from Morgan & Company dated March 16, 2006 regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER Global Holdings, Corp.

Date: March 17, 2006	By:	/s/ Ray Hawkins
Ray Hawkins
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
16.1	Letter from Morgan & Company dated March 16, 2006 regarding change in certifying accountant.